Scholastic Reports Fiscal 2020 Second Quarter Results

Operating Income Rises 7%; Affirming Full-Year Guidance

NEW YORK, Dec. 19, 2019 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal second quarter ended November 30, 2019.

Fiscal Second Quarter 2020 Review
(In $ Millions, except per share data)

Second Quarter FY2020	As Reported	One-Time Items	Ex. One-Times
Revenues	$ 597.2	-	$ 597.2
Operating income (loss)	$ 105.1	$ (1.9)	$ 107.0
Diluted EPS	$ 2.02	$ (0.04)	$ 2.06

"In the second quarter, Scholastic continued to stand out as the world's leading children's book publisher and distributor, at a time when the category is viewed as the most stable part of the market, with our new titles and series performing at the top of bestsellers' lists," said Richard Robinson, Chairman, President and Chief Executive Officer. "Trade revenues grew 8% despite difficult comparisons with last year. Book fairs increased revenues in a more competitive environment in this important back-to-school period. With actions taken to improve fair quality and selection, and the introduction of our e-Wallet digital payment option at more fairs, we saw an increasing number of transactions per fair. With additional steps taken to contain costs, fair profitability increased. While book clubs sales declined due to a lower number of teacher sponsors and the effect of sales tax collection, significant cost reductions largely mitigated the impact on club profitability in the quarter. Internationally, we saw growth in China in local currency terms, where we continue to expand our position as a leading provider of educational books for English language learning."

Mr. Robinson continued, "Based on our overall year-to-date results and margin improvements from the on-going Scholastic 2020 process, we expect to remain on plan for the year, and are therefore affirming our guidance for revenues and adjusted EBITDA."

Second quarter revenue was $597.2 million, a decrease of 1% compared to $604.7 million in the second quarter of 2019. Despite a decline in book clubs sales, revenue grew in book fairs, classroom collections and consulting services in Scholastic Education, Asia trade and education, and U.S. trade, which now includes the fully consolidated results of Make Believe Ideas. The Company's trade channels performed well comparatively, especially in light of last year's blockbuster release Fantastic Beasts™: The Crimes of Grindelwald, as well as the viral sensation, The Wonky Donkey, which together accounted for nearly $13 million in net sales in the prior year period. Top selling frontlist titles released in the current year period included Raina Telgemeier's Guts, Alan Gratz's Allies, Maggie Stiefvater's Call Down the Hawk (The Dreamer Trilogy, Book 1), The Dinky Donkey, and Harry Potter and the Goblet of Fire: The Illustrated Edition.

Operating income in the second quarter was $105.1 million, a 7% increase as compared to $98.2 million a year ago, mainly attributable to process improvements in the Company's book fairs operations, better cost management in clubs, and lower technology-related overhead expense. Excluding one-time items, operating income in the second quarter was $107.0 million, up 4% from the prior year period's operating income of $102.9 million.

The impact of foreign exchange on the Company's international businesses resulted in a $1.9 million reduction in revenues versus the prior year period.

Net income for the current period was $71.0 million, which approximated net income in the prior year period of $71.6 million. Earnings per diluted share in the second quarter was $2.02 compared to earnings per diluted share of $1.99 in the second quarter of 2019. Excluding one-time items, second quarter 2020 earnings per diluted share was $2.06, compared to $2.09 in the second quarter of 2019.

Overall Results
(In $ Millions)

Second Quarter FY2020	As Reported	One-Time Items	Ex. One-Times
Earnings (loss) before taxes	$ 104.9	$ (1.9)	$ 106.8
Interest (income) expense	(0.0)	-	(0.0)
Depreciation and amortization	15.9	-	15.9
Amortization of prepublication costs	6.6	-	6.6
Adjusted EBITDA	$ 127.4	$ (1.9)	$ 129.3

Earnings before taxes for the quarter ended November 30, 2019 was $104.9 million compared to earnings before taxes of $98.4 million in the second quarter of the prior fiscal year, primarily reflecting lower selling, general and administrative expenses in Children's Book Publishing and Distribution and lower technology services staffing in overhead for the current year period. Adjusted EBITDA (a non-GAAP performance measure defined in the accompanying tables and reconciled to net income) for the second quarter of 2020 was $129.3 million, compared to $123.2 million in the second quarter of 2019, a 5% improvement. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items, such as share repurchases.

Cash Flow and Cash Position

Net cash provided by operating activities was $111.9 million in the current fiscal quarter compared to net cash provided by operating activities of $128.5 million in the second quarter of fiscal 2019. The Company had free cash flow (a non-GAAP liquidity measure defined in the accompanying tables and reconciled to net cash use) of $87.7 million in the current quarter, compared to a free cash flow of $93.5 million a year ago, mainly as a result of higher working capital usage and a reduction in payables.

At quarter end, the Company's cash and cash equivalents exceeded its total debt by $261.7 million, compared to $344.6 million a year ago. The lower net cash position is primarily due to planned capital spending on technology investments aligned with the Company's Scholastic 2020 growth initiatives, higher royalty advances, and the continued use of the strong balance sheet to support favorable negotiations with strategic suppliers, resulting in a significant reduction in accounts payable. The Company also distributed $5.2 million in dividends and reacquired $7.1 million of its common stock in open market transactions over the course of the second fiscal quarter.

Capital expenditures in the second quarter were $17.2 million, $6.0 million lower than the prior year period, as expected, due to lower outlays for facilities upgrades and book fairs' new point-of-sale system deployment.

Fiscal 2020 Outlook Affirmed

The Company remains on course to achieve its operating goals for the 2020 fiscal year and is affirming its outlook for revenues in the range of $1.67 to $1.70 billion, up from $1.65 billion in fiscal 2019, and Adjusted EBITDA (as defined in the accompanying tables) of $140 to $160 million, up from $121.3 million in fiscal 2019. The Company's long-term capital investment plan also remains on target with planned capital expenditures of $75 to $85 million in fiscal 2020, compared to $95.0 million in fiscal 2019.

Segment Results

All comparisons detailed in this section refer to operating results for the second quarter ended November 30, 2019 versus the second quarter ended November 30, 2018.

Children's Book Publishing and Distribution

In $ millions	Second Quarter
	2020	2019	$ Change	% Change
Revenue
Book Clubs	$ 85.9	$ 101.3	$ (15.4)	(15%)
Book Fairs	224.1	220.7	3.4	2%
Trade	103.6	95.9	7.7	8%
Total revenue	413.6	417.9	(4.3)	(1%)
Operating income / (loss)	109.6	106.3	3.3	3%
Operating income / (loss), before one-time items*	109.6	106.3	3.3	3%
* Please refer to the non-GAAP financial tables attached

Second quarter revenues fell $4.3 million, or 1%, to $413.6 million, driven by a decline in sponsorship levels coupled with lower revenue per sponsor in the Company's book clubs channel. Sales in the Company's trade channel grew 8%, which now includes fully consolidated Make Believe Ideas results, and book fairs increased 2%, both versus the prior year period. While book fairs had lower planned fair count in the quarter as it continued its successful management of data-driven fair scheduling in peak periods, the number of transactions per fair and revenue per fair were both higher year-over-year. Trade's new frontlist titles sold well in the quarter while media and entertainment saw increased revenues tied to its new Clifford® animated programming on Amazon Prime and PBS KIDS. Segment operating income improved by $3.3 million, or 3%, to $109.6 million, mainly reflecting lower operating expenses in the Company's club and fairs channels driven by new technology and data capabilities, and business process improvements, as well as increased sales tax collections in clubs.

Education

In $ millions	Second Quarter
	2020	2019	$ Change	% Change
Revenue	$ 69.9	$ 71.5	$ (1.6)	(2%)
Operating income / (loss)	6.2	8.3	(2.1)	(25%)
Operating income / (loss), before one-time items*	6.2	8.3	(2.1)	(25%)
* Please refer to the non-GAAP financial tables attached

For the current quarter, segment revenue was $69.9 million, compared to $71.5 million a year ago, a 2% decrease, primarily the result of lower revenues in the segment's national partnership program. This drop was partially offset by revenue growth in classroom book collections and in professional learning consulting services. Segment operating income was $6.2 million, a $2.1 million, or 25%, decline versus the prior year period, partially driven by higher amortization expense associated with Scholastic Literacy, the Company's comprehensive approach to core literacy instruction for grades K-6, as well as its digital subscription components.

International

In $ millions	Second Quarter
	2020	2019	$ Change	% Change
Revenue	$ 113.7	$ 115.3	$ (1.6)	(1%)
Operating income / (loss)	11.7	13.0	(1.3)	(10%)
Operating income / (loss), before one-time items*	11.7	13.0	(1.3)	(10%)
* Please refer to the non-GAAP financial tables attached

Second quarter revenue was $113.7 million, a $1.6 million decline from the prior year period. Excluding the $1.9 million unfavorable impact of foreign exchange in the current fiscal quarter, segment revenues were marginally higher in the current period with growth in Australia/New Zealand and in China, Korea and India. The segment's core digital learning products, Scholastic Literacy Pro and Scholastic Literacy Pro Library, registered an increase in active users across key markets in Asia in the quarter. Operating income for the quarter was $11.7 million, a decrease of $1.3 million, as compared to the prior year period, partially reflecting lower revenues in Canada and higher costs in Asia.

Overhead

In $ millions	Second Quarter
	2020	2019	$ Change	% Change
Overhead expense	$ 22.4	$ 29.4	$ 7.0	24%
Overhead expense, excluding one-time items*	20.5	24.7	4.2	17%
* Please refer to the non-GAAP financial tables attached

Corporate overhead for the second fiscal quarter was $20.5 million, excluding one-time items of $1.9 million, pre-tax, which compared favorably with the $24.7 million recorded in the prior year period, after excluding $4.7 million in one-time items. The lower overhead expense in the current fiscal quarter was primarily due to favorable staffing levels and lower contracted services in the Company's technology operations, as planned. Non-recurring items reflected in overhead in the current period included $1.0 million resulting from a settlement relating to an intellectual property producing agreement and $0.9 million in pre-tax severance.

Year-to-Date Results

For the first six months of fiscal 2020, revenue was $829.8 million, compared to $823.1 million in the prior year period, an increase of $6.7 million, or 1%. The Company reported earnings per diluted share in the first six months of the fiscal year of $0.35, compared to $0.29 a year ago. Excluding one-time items of $0.13 and $0.11 per diluted share, respectively, the Company's earnings per diluted share was $0.48 in the first six months of fiscal 2020 versus $0.40 in the prior year period. The favorable current period's results are mainly attributable to robust trade sales globally in the first six months of fiscal 2020, and higher margin contribution from the Company's U.S. book fairs operations.

Adjusted EBITDA (as defined) for the first six months of fiscal 2020 was $68.3 million, compared to $58.7 million in the first six months of fiscal 2019, an increase of $9.6 million, or 16%, and primarily the result of higher reported earnings and higher depreciation and amortization in the current year period.

Net cash provided by operating activities was $14.3 million in the first six months of the current fiscal year compared to $39.5 million in the same period last year. The Company had a free cash use (as defined) of $30.8 million in the current fiscal year-to-date, compared to a free cash use of $32.4 million in the prior year period. The current year-to-date's free cash use includes $30.7 million in capital expenditures and $14.4 million in net prepublication and production spend.

Dividend

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the third quarter of fiscal 2020. The dividend is payable on March 16, 2020 to shareholders of record as of the close of business on January 31, 2020.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, "Adjusted EBITDA" and "Free Cash Use". Please refer to the non-GAAP financial tables attached to this press release for supporting details on one-time items and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, December 19, 2019. Scholastic's Chairman, President and CEO, Richard Robinson, and Kenneth Cleary, the Company's Chief Financial Officer, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, www.scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted to the Company's investor relations webpage at www.investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 8489087. The recording will be available through Friday, December 27, 2019.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes quality books and e-books, print and technology-based learning programs for pre-K to grade 12 and other products and services that support children's learning and literacy both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail and online. True to its mission of 99 years to encourage the personal and intellectual growth of all children beginning with literacy, the Company has earned a reputation as a trusted partner to educators and families. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

					Table 1
Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	11/30/19	11/30/18	11/30/19	11/30/18

Revenues	$597.2	$604.7	$829.8	$823.1

Operating costs and expenses:
Cost of goods sold	264.3	262.4	401.4	387.7
Selling, general and administrative expenses (1)	209.7	227.0	375.6	389.3
Bad debt expense	2.7	2.7	4.3	4.1
Depreciation and amortization	15.4	14.4	30.8	27.6

Total operating costs and expenses	492.1	506.5	812.1	808.7

Operating income (loss)	105.1	98.2	17.7	14.4

Interest income (expense), net	0.0	0.5	0.7	1.3
Other components of net periodic benefit (cost)	(0.2)	(0.3)	(0.6)	(0.7)

Earnings (loss) before income taxes	104.9	98.4	17.8	15.0

Provision (benefit) for income taxes (2)	33.8	26.8	5.2	4.7

Net income (loss)	71.1	71.6	12.6	10.3

Less: Net income attributable to noncontrolling interests	0.1	-	0.1	-

Net income (loss) attributable to Scholastic Corporation	$71.0	$71.6	$12.5	$10.3

Basic and diluted earnings (loss) per share of Class A and Common Stock (3)
Basic	$2.04	$2.03	$0.36	$0.29
Diluted	$2.02	$1.99	$0.35	$0.29

Basic weighted average shares outstanding	34,774	35,241	34,849	35,165
Diluted weighted average shares outstanding	35,112	35,863	35,151	35,809

(1)

In the three and six months ended November 30, 2019, the Company recognized a pretax charge of $1.0 related to a settlement of an intellectual property producing agreement and pretax severance of $0.9 and $3.7, respectively.  In the six months ended November 30, 2019, the Company recognized a pretax settlement expense of $1.5. In the three and six months ended November 30, 2018, the Company recognized a $4.3 pretax charge related to a legacy sales tax assessment and pretax severance of $0.4 and $0.9, respectively.

(2)

In the three and six months ended November 30, 2019, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $0.5 and $1.7, respectively. In the three and six months ended November 30, 2018, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $1.1 and $1.2, respectively.

(3)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

									Table 2
Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	THREE MONTHS ENDED				SIX MONTHS ENDED
	11/30/19	11/30/18	Change		11/30/19	11/30/18	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$85.9	$101.3	($15.4)	(15%)	$93.9	$110.4	($16.5)	(15%)
Book Fairs	224.1	220.7	3.4	2%	251.6	245.9	5.7	2%
Consolidated Trade	103.6	95.9	7.7	8%	177.7	157.3	20.4	13%
Total revenue	413.6	417.9	(4.3)	(1%)	523.2	513.6	9.6	2%
Operating income (loss)	109.6	106.3	3.3	3%	67.9	60.3	7.6	13%
Operating margin	26.5%	25.4%			13.0%	11.7%

Education
Revenue	69.9	71.5	(1.6)	(2%)	118.3	119.4	(1.1)	(1%)
Operating income (loss)	6.2	8.3	(2.1)	(25%)	(7.2)	(6.6)	(0.6)
Operating margin	8.9%	11.6%			-	-

International
Revenue	113.7	115.3	(1.6)	(1%)	188.3	190.1	(1.8)	(1%)
Operating income (loss)	11.7	13.0	(1.3)	(10%)	8.0	11.0	(3.0)	(27%)
Operating margin	10.3%	11.3%			4.2%	5.8%

Overhead expense	22.4	29.4	7.0	24%	51.0	50.3	(0.7)	(1%)

Operating income (loss)	$105.1	$98.2	$6.9	7%	$17.7	$14.4	$3.3	23%

						Table 3
Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items

		11/30/19	11/30/18

Continuing Operations
	Cash and cash equivalents	$277.8	$358.1
	Accounts receivable, net	325.1	377.3
	Inventories, net	357.8	365.6
	Accounts payable	188.9	250.3
	Accrued royalties	54.7	58.5
	Lines of credit, short-term debt and current portion of long-term debt	13.5	13.5
	Long-term debt, excluding current portion	2.6	-
	Total debt	16.1	13.5
	Total finance lease obligations	11.8	10.8
	Net debt (1)	(261.7)	(344.6)

Total stockholders' equity		1,261.3	1,284.6

Selected Cash Flow Items

		THREE MONTHS ENDED		SIX MONTHS ENDED
		11/30/19	11/30/18	11/30/19	11/30/18

	Net cash provided by (used in) operating activities	$111.9	$128.5	$14.3	$39.5
	Less: Additions to property, plant and equipment	17.2	23.2	30.7	51.3
	Pre-publication and production costs	7.0	11.8	14.4	20.6

	Free cash flow (use) (2)	$87.7	$93.5	($30.8)	($32.4)

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions, reduced by spending on property, plant and equipment and prepublication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

							Table 4
Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	11/30/19	items	One-time items	11/30/18	items	One-time items

Revenues	$597.2	$0.0	$597.2	$604.7	$0.0	$604.7

Operating costs and expenses:
Cost of goods sold	264.3	-	264.3	262.4	-	262.4
Selling, general and administrative expenses (1)	209.7	(1.9)	207.8	227.0	(4.7)	222.3
Bad debt expense	2.7	-	2.7	2.7	-	2.7
Depreciation and amortization	15.4	-	15.4	14.4	-	14.4

Total operating costs and expenses	492.1	(1.9)	490.2	506.5	(4.7)	501.8

Operating income (loss)	105.1	1.9	107.0	98.2	4.7	102.9

Interest income (expense), net	0.0	-	0.0	0.5	-	0.5
Other components of net periodic benefit (cost)	(0.2)	-	(0.2)	(0.3)	-	(0.3)

Earnings (loss) before income taxes	104.9	1.9	106.8	98.4	4.7	103.1

Provision (benefit) for income taxes (2)	33.8	0.5	34.3	26.8	1.1	27.9

Net income (loss)	71.1	1.4	72.5	71.6	3.6	75.2

Less: Net income attributable to noncontrolling interests	0.1	-	0.1	-	-	-

Net income (loss) attributable to Scholastic Corporation	$71.0	$1.4	$72.4	$71.6	$3.6	$75.2

Diluted earnings (loss) per share	$2.02	$0.04	$2.06	$1.99	$0.10	$2.09

	SIX MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	11/30/19	items	One-time items	11/30/18	items	One-time items

Revenues	$829.8	$0.0	$829.8	$823.1	$0.0	$823.1

Operating costs and expenses:
Cost of goods sold	401.4	-	401.4	387.7	-	387.7
Selling, general and administrative expenses (1)	375.6	(6.2)	369.4	389.3	(5.2)	384.1
Bad debt expense	4.3	-	4.3	4.1	-	4.1
Depreciation and amortization	30.8	-	30.8	27.6	-	27.6

Total operating costs and expenses	812.1	(6.2)	805.9	808.7	(5.2)	803.5

Operating income (loss)	17.7	6.2	23.9	14.4	5.2	19.6

Interest income (expense), net	0.7	-	0.7	1.3	-	1.3
Other components of net periodic benefit (cost)	(0.6)	-	(0.6)	(0.7)	-	(0.7)

Earnings (loss) before income taxes	17.8	6.2	24.0	15.0	5.2	20.2

Provision (benefit) for income taxes (2)	5.2	1.7	6.9	4.7	1.2	5.9

Net income (loss)	12.6	4.5	17.1	10.3	4.0	14.3

Less: Net income attributable to noncontrolling interests	0.1	-	0.1	-	-	-

Net income (loss) attributable to Scholastic Corporation	$12.5	$4.5	$17.0	$10.3	$4.0	$14.3

Diluted earnings (loss) per share	$0.35	$0.13	$0.48	$0.29	$0.11	$0.40

(1)

In the three and six months ended November 30, 2019, the Company recognized a pretax charge of $1.0 related to a settlement of an intellectual property producing agreement and pretax severance of $0.9 and $3.7, respectively.  In the six months ended November 30, 2019, the Company recognized a pretax settlement expense of $1.5. In the three and six months ended November 30, 2018, the Company recognized a $4.3 pretax charge related to a legacy sales tax assessment and pretax severance of $0.4 and $0.9, respectively.

(2)

In the three and six months ended November 30, 2019, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $0.5 and $1.7, respectively. In the three and six months ended November 30, 2018, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $1.1 and $1.2, respectively.

			Table 5
Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	THREE MONTHS ENDED
	11/30/19	11/30/18

Earnings (loss) before income taxes as reported	$104.9	$98.4
One-time items before income taxes	1.9	4.7
Earnings (loss) before income taxes excluding one-time items	106.8	103.1

Interest (income) expense	(0.0)	(0.5)
Depreciation and amortization (1)	15.9	15.1
Amortization of prepublication and production costs	6.6	5.5

Adjusted EBITDA (2)	$129.3	$123.2

	SIX MONTHS ENDED
	11/30/19	11/30/18

Earnings (loss) before income taxes as reported	$17.8	$15.0
One-time items before income taxes	6.2	5.2
Earnings (loss) before income taxes excluding one-time items	24.0	20.2

Interest (income) expense	(0.7)	(1.3)
Depreciation and amortization (1)	32.0	29.1
Amortization of prepublication and production costs	13.0	10.7

Adjusted EBITDA (2)	$68.3	$58.7

(1)

For the three and six months ended November 30, 2019, amounts include depreciation of $0.5 and $1.1, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.0 and $0.1, respectively, and amortization of capitalized cloud software of $0.0 recognized in selling, general and administrative expenses.  In the three and six months ended November 30, 2018, amounts include depreciation of $0.7 and $1.4, respectively, recognized in cost of goods sold, and amortization of deferred financing costs of $0.0 and $0.1, respectively, recognized in selling, general and administrative expenses.

(2)

Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization.  The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

								Table 6
Scholastic Corporation
Segment Results - Supplemental
Excluding One-Time Items
(Unaudited)
(In $ Millions)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		11/30/19	items	One-time items	11/30/18	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$85.9		$85.9	$101.3		$101.3
	Book Fairs	224.1		224.1	220.7		220.7
	Consolidated Trade	103.6		103.6	95.9		95.9
	Total revenue	413.6		413.6	417.9		417.9
	Operating income (loss)	109.6	-	109.6	106.3	-	106.3
	Operating margin	26.5%		26.5%	25.4%		25.4%

	Education
	Revenue	69.9		69.9	71.5		71.5
	Operating income (loss)	6.2	-	6.2	8.3	-	8.3
	Operating margin	8.9%		8.9%	11.6%		11.6%

	International
	Revenue	113.7		113.7	115.3		115.3
	Operating income (loss)	11.7	-	11.7	13.0	-	13.0
	Operating margin	10.3%		10.3%	11.3%		11.3%

	Overhead expense (1)	22.4	(1.9)	20.5	29.4	(4.7)	24.7

	Operating income (loss)	$105.1	$1.9	$107.0	$98.2	$4.7	$102.9

		SIX MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		11/30/19	items	One-time items	11/30/18	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$93.9		$93.9	$110.4		$110.4
	Book Fairs	251.6		251.6	245.9		245.9
	Consolidated Trade	177.7		177.7	157.3		157.3
	Total revenue	523.2		523.2	513.6		513.6
	Operating income (loss)	67.9	-	67.9	60.3	-	60.3
	Operating margin	13.0%		13.0%	11.7%		11.7%

	Education
	Revenue	118.3		118.3	119.4		119.4
	Operating income (loss)	(7.2)	-	(7.2)	(6.6)	-	(6.6)
	Operating margin	-		-	-		-

	International
	Revenue	188.3		188.3	190.1		190.1
	Operating income (loss)	8.0	-	8.0	11.0	-	11.0
	Operating margin	4.2%		4.2%	5.8%		5.8%

	Overhead expense (1)	51.0	(6.2)	44.8	50.3	(5.2)	45.1

	Operating income (loss)	$17.7	$6.2	$23.9	$14.4	$5.2	$19.6

(1)

In the three and six months ended November 30, 2019, the Company recognized a pretax charge of $1.0 related to a settlement of an intellectual property producing agreement and pretax severance of $0.9 and $3.7, respectively.  In the six months ended November 30, 2019, the Company recognized a pretax settlement expense of $1.5. In the three and six months ended November 30, 2018, the Company recognized a $4.3 pretax charge related to a legacy sales tax assessment and pretax severance of $0.4 and $0.9, respectively.

CONTACT: Scholastic Corporation, Investors: Gil Dickoff, (212) 343-6741 investor_relations@scholastic.com; Media: Anne Sparkman, (212) 343-6657 asparkman@scholastic.com